UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934.

Date of Report:  September 27, 2007
(Date of earliest event reported)

Maine & Maritimes Corporation
(Exact name of registrant as specified in its charter)

ME	333-103749	30-0155348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

PO Box 789		04769
(Address of principal executive offices)		(Zip Code)

207 760 2499
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 21, 2007, the Board of Directors for Maine & Maritimes Corporation (the “Company”) appointed Randi J. Arthurs as Vice President, Accounting and Assistant Treasurer.  She will continue to serve as Controller for the Company.  There are no understandings or arrangements between Ms. Arthurs and any other person pursuant to which Ms. Arthurs was selected as an executive officer.

Ms. Arthurs, 27, will also serve as Vice President, Accounting, Controller and Assistant Treasurer for Maine Public Service Company (“MPS”), a wholly-owned subsidiary of the Company.  She also held the following positions with MPS between 2004 and 2007:  Corporate Accountant, Director of Regulated Accounting and Director of Consolidated Accounting and Assistant Controller.

Ms. Arthurs, a Certified Public Accountant, has over six years of experience, including positions in accounting at the Company's regulated utility, Maine Public Service Company, and in external auditing. While an employee of PriceWaterhouseCoopers, her clients included regulated utilities and construction companies. She is a graduate of the University of Maine.

ITEM 5.05 Amendments to the Registrant’s Code of Ethics.

On September 21, 2007, the Board of Directors of Maine & Maritimes Corporation approved amendments to the Company’s Code of Business Conduct and Ethics (the “Code”), which applies to every director, officer, and employee of the Company, its subsidiaries and affiliates. In addition to technical and other non-substantive word changes, the Code was amended to transfer oversight of disclosure policies and controls to the Company’s Legal Department and the Communications Department will now be responsible for directing internal and external corporate communications.

A copy of the Code is available on the Company’s website at www.maineandmaritimes.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 27, 2007
MAINE & MARITIMES CORPORATION
	By:	/s/ Brent M. Boyles
Brent M. Boyles
President and CEO